AMENDMENT NO. 1

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 1 to the INVESTMENT SUB-ADVISORY AGREEMENT (“Amendment”) is dated as of September 30, 2024, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (the “Adviser”), and VOYA INVESTMENT MANAGEMENT CO. LLC, a [Delaware] limited liability company (the “Subadviser”).

WITNESSETH:

WHEREAS, VALIC Company I (the “Company”) is an investment company organized under the general corporation laws of Maryland as a series type of investment company issuing separate classes (or series) of stock (each, a “Fund,” and collectively, the “Funds”) and is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser and the Company have entered into an Investment Advisory Agreement dated as of January 1, 2002, as amended (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management and advisory services to the Company; and

WHEREAS, pursuant to the Advisory Agreement, the Company has authorized the Adviser to employ an investment subadviser for the purpose of providing investment management services for any one or more of the Funds; and

WHEREAS, VALIC and the Subadviser are parties to an Investment Sub-Advisory Agreement dated July 25, 2022 (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to certain Funds, as listed on Schedule A to the Subadvisory Agreement; and

WHEREAS, the Board of Directors of the Company (the “Board”) approved a new sub-advisory fee payable by VALIC to the Subadviser with respect to the Science and Technology Fund (the “Fund”) at an in-person meeting held on July 16, 2024, and the parties wish to amend the Subadvisory Agreement to reflect the action of the Board.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

1. Amendment. Schedule A to the Subadvisory Agreement is hereby amended and restated as attached hereto.

2. Notices. All notices required or permitted to be given under Section 13 of the Subadvisory Agreement shall be in writing and shall be addressed to the appropriate party at the address specified below, or such other address as may be specified by such party in writing in accordance with this paragraph, and shall be deemed to have been properly given when delivered or mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, or by reputable courier service:

If to VALIC:	With a copy to:

The Variable Annuity Life Insurance Company 2919 Allen Parkway Houston, Texas 77019 Attention: General Counsel Email address: SaamcoLegal@aig.com	SunAmerica Asset Management, LLC 30 Hudson Street, 16th Floor Jersey City, NJ 07302 Attention: General Counsel Email address: SaamcoLegal@aig.com

If to SUB-ADVISER:	With a copy to:

Voya Investment Management Co. LLC One Orange Way Windsor, Connecticut 06095 Attention: Jessica Zito Email address: VoyaIMInstitutionalClientServiceTeam@voya.com	Voya Investment Management Co. LLC 230 Park Avenue New York, New York 10169 Attention: Voya IM Legal Department Email address: VoyaIMLegalNotices@voya.com

3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

5. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement. The parties agree that this Amendment and any documents related hereto may be electronically signed. The parties agree that any electronic signatures appearing on this Amendment and any related documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Thomas M. Ward
Name: Thomas M. Ward
Title: Authorized Signatory

VOYA INVESTMENT MANAGEMENT CO. LLC

By:	/s/ Jessica M. Zito
Name: Jessica M. Zito
Title: Senior Vice President Client Service and Relationship Management

[Signature Page to Amendment No. 1 to Voya Subadvisory Agreement]